Exhibit 99.01

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
www.southerncompany.com

Investor Relations Contact:
Scott Gammill
404-506-0901
sagammil@southernco.com
February 16, 2023

Southern Company reports fourth-quarter and full-year 2022 financial results

ATLANTA – Southern Company today reported a fourth-quarter loss of $87 million, or 8 cents per share, in 2022 compared with a loss of $215 million, or 20 cents per share, in the fourth quarter of 2021. Southern Company also reported full-year 2022 earnings of $3.5 billion, or $3.28 per share, compared with $2.4 billion, or $2.26 per share, in 2021.

Excluding the items described under “Net Income – Excluding Items” in the table below, Southern Company earned $285 million, or 26 cents per share, during the fourth quarter of 2022, compared with $380 million, or 36 cents per share, during the fourth quarter of 2021. For full-year 2022, excluding these items, Southern Company earned $3.9 billion, or $3.60 per share, compared with $3.6 billion, or $3.41 per share, for 2021.

Non-GAAP Financial Measures	Three Months Ended December		Year-to-Date December
Net Income - Excluding Items (in millions)	2022	2021	2022	2021
Net Income (Loss) - As Reported	$(87)	$(215)	$3,524	$2,393
Less:
Estimated Loss on Plants Under Construction	(205)	(924)	(199)	(1,703)
Tax Impact	52	235	51	433
Acquisition and Disposition Impacts	(134)	89	(115)	209
Tax Impact	34	22	32	(90)
Wholesale Gas Services	—	—	—	18
Tax Impact	—	—	—	(3)
Impairments	(119)	—	(119)	(91)
Tax Impact	—	—	—	19
Loss on Extinguishment of Debt	—	(23)	—	(23)
Tax Impact	—	6	—	6
Net Income - Excluding Items	$285	$380	$3,874	$3,618
Average Shares Outstanding - (in millions)	1,090	1,062	1,075	1,061
Basic Earnings Per Share - Excluding Items	$0.26	$0.36	$3.60	$3.41

NOTE: For more information regarding these non-GAAP adjustments, see the footnotes accompanying the Financial Highlights page of the earnings package.

Adjusted earnings drivers for the full year 2022, as compared with 2021, were higher revenues associated with rates and pricing at the company’s regulated utilities, warmer weather, customer growth and increased usage, partially offset by higher non-fuel operations and maintenance costs, reflecting a rising cost environment and long-term commitments to reliability and resilience, along with higher interest expense.

Fourth-quarter 2022 operating revenues were $7.0 billion, compared with $5.8 billion for the fourth quarter of 2021, an increase of 22.2 percent. Operating revenues for the full year were $29.3 billion, compared with $23.1 billion in 2021, an increase of 26.7 percent. These increases were primarily due to higher fuel costs.

“Southern Company enjoyed another successful year in 2022,” declared Chairman, President and CEO, Thomas A. Fanning. “This is due in no small part to the hard work of employees on a daily basis to provide customers with clean, safe, reliable and affordable energy.”

“Significantly, our Operations team, generation fleet and power delivery system performed exceedingly well in 2022,” added Fanning. “This included meeting an all-time peak load of over 41,000 megawatts in June, and an extremely frigid Christmas weekend that pushed electric demand to a winter peak of nearly 38,000 megawatts – a December record for our service footprint.”

Southern Company’s fourth-quarter and full-year earnings slides with supplemental financial information, including earnings guidance, are available at http://investor.southerncompany.com.

Southern Company’s financial analyst call will begin at 1 p.m. Eastern Time today, during which Fanning and Chief Financial Officer Daniel S. Tucker will discuss earnings and provide a general business update. Investors, media and the public may listen to a live webcast of the call and view associated slides at http://investor.southerncompany.com. A replay of the webcast will be available on the site for 12 months.

About Southern Company
Southern Company (NYSE: SO) is a leading energy provider serving 9 million residential and commercial customers across the Southeast and beyond through its family of companies. Providing clean, safe, reliable and affordable energy with excellent service is our mission. The company has electric operating companies in three states, natural gas distribution companies in four states, a competitive generation company, a leading distributed energy distribution company with national capabilities, a fiber optics network and telecommunications services. Through an industry-leading commitment to innovation, resilience and sustainability, we are taking action to meet customers’ and communities’ needs while advancing our goal of net zero greenhouse gas emissions by 2050. Our uncompromising values ensure we put the needs of those we serve at the center of everything we do and are the key to our sustained success. We are transforming energy into economic, environmental and social progress for tomorrow. Our corporate culture and hiring practices have earned the company national awards and recognition from numerous organizations, including Forbes, The Military Times, DiversityInc, Black Enterprise, J.D. Power, Fortune, Human Rights Campaign and more. To learn more, visit www.southerncompany.com.

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